Exhibit 99.1

3003 Tasman Drive Santa Clara, CA  95054

For release at 1:00 P.M. (PDT)	Contact:
October 16, 2003	Lisa Bertolet	Meghan O’Leary
	Investor Relations	Public Relations
	(408) 654-7282	(415) 512-4263

NASDAQ: SIVB

SILICON VALLEY BANCSHARES ANNOUNCES STRONG THIRD QUARTER RESULTS

Strategic Focus, Consistency Pay Off In Increased Earnings

SANTA CLARA, Calif. – October 16, 2003 — Silicon Valley Bancshares, parent company of Silicon Valley Bank, today announced earnings per diluted common share (EPS) of $0.49 for the third quarter of 2003, at the top of the guidance of $0.45 to $0.49 EPS given on September 12, 2003.  These results represent an increase of $0.51 in EPS from the second quarter of 2003 and $0.20 per share from the third quarter of 2002.   EPS for the first nine months of 2003 were $0.72.  In the third quarter of 2003, the company settled the remaining film loan litigation, resulting in a loan loss recovery.  The impact of this film recovery on EPS, exclusive of all other recoveries, was $0.13.  In the second quarter of 2003, the company recorded a $17.0 million pre-tax Statement of Financial Accounting Standards (SFAS) No. 142 charge to goodwill related to Alliant Partners.  After tax, the charge was $11.0 million or $0.30 per share.

Net income totaled $17.4 million for the quarter ended September 30, 2003, an $18.0 million increase from the second quarter of 2003.  Net income in the third quarter of 2002 was $13.1 million.  Net income was $27.3 million for the first nine months of 2003 compared to $41.4 million in the same period a year ago.

“We have remained committed to technology, life sciences and wine throughout the downturn, and that commitment is paying off,” said Kenneth P. Wilcox, president and CEO.  “We are seeing encouraging results on almost every front, including rising net income, the highest average deposit balances in two years, and gains on investments and warrants. The factors driving the earnings increase are closely related to the gradual improvement in the economic picture for the markets that we serve.

 “Outstanding credit quality and our ability to capitalize on even slight improvements in the economic environment continue to be important factors in our earnings picture,” Wilcox said,  “Even ignoring the significant film loan loss recovery, we experienced minimal gross charge-offs and virtually non-existent net charge-offs during the third quarter, a reflection of our unique ability among financial services companies in this space to manage loan risk rather than avoid it.”

Third Quarter Highlights

•                  Credit quality led third quarter performance with net recoveries of $5.4 million and $3.4 million of gross charge-offs.  This compares to $1.7 million of net charge-offs and $4.7 million of gross charge-offs in the second quarter of 2003.

•                  Nonperforming loans (NPLs) were 0.7 percent of total gross loans, the lowest level the company has experienced in the last 10 years.  The allowance to cover potential loan losses is at 536.2 percent of NPLs.  The company continues to emphasize credit quality and expects that the provision for loan losses will be below the level of net charge-offs in the fourth quarter, as well.

•                  Average deposits increased from the prior quarter to $3.4 billion, representing the highest quarterly average balances since the second quarter of 2001.

•                  The company realized securities gains, net of minority interest, of $0.9 million, primarily due to the sale of one investment that was originally made in 2000.  This was the first quarterly gain since the fourth quarter of 2000, indicating a possible turning of the corner with regards to securities write-offs.  In general, lower valuations for direct equity and venture capital fund investments appear to have abated.

•                  Average loans, at $1.7 billion decreased slightly, as expected, from the second quarter, down $86.7 million, the largest piece of which is the planned run-off of religious and media lending.  We expect average loan balances to move higher toward the end of the year as our later stage corporate technology efforts continue to develop.

Assets and Deposits

At September 30, 2003, total assets were $4.3 billion, down $34.8 million from June 30, 2003 and up $396.2 million, or 10.3 percent, from September 30, 2002.  Loans, net of unearned income, were $1.9 billion at September 30, 2003, down from $2.0 billion at June 30, 2003, and unchanged from September 30, 2002.

Average deposit balances increased $220.7 million or 7.0 percent from the second quarter to $3.4 billion.  Period-end total deposits decreased $16.1 million from June 30, 2003, but increased $376.9 million from September 30, 2002.  Client funds invested in private label investments, sweep products, and assets under management increased by $0.1 billion from $8.3 billion at June 30, 2003, to $8.4 billion at September 30, 2003, and increased $0.2 billion from September 30, 2002.  Average client investment fund balances increased to $8.3 billion at September 30, 2003 from $8.1 billion at June 30, 2003.  We expect client investment fund balances to remain reasonably stable for the next couple of quarters.

Income

Net interest income decreased $0.4 million from the second to the third quarter of 2003, and decreased $1.9 million from the third quarter of 2002.  Had it not been for the SFAS No. 150-mandated reclassification of TPS distribution expense to interest expense, net interest income would have increased quarter over quarter.

Net interest margin decreased to 5.0 percent in the third quarter, from 5.5 percent in the second quarter of 2003, reflecting lower floating-rate loan yields, a reduction in the amount of higher yielding fixed-rate loans related to the planned reduction in the religious lending portfolio, and a change in mix from loans to investment securities.

Implementation of SFAS No. 150 required us to include the cost of our trust preferred securities in the calculation of the net interest margin.  A 12 basis point reduction in the net interest margin was related to implementation of SFAS No. 150, and the amortization of issuance costs related to the convertible debt.  Average yields on the investment portfolio remained at 3.4 percent.

Noninterest income increased $3.8 million to a total of $21.3 million in the third quarter of 2003 from the second quarter of 2003.  The increase resulted from smaller losses in the equity securities portfolio, higher deposit fees and increased income from client warrants.  These improvements were partially offset by a decrease in corporate finance fees.  Corporate finance fees were lower due to the normal seasonal slowing in the third quarter, however, the pipeline remains strong.  We expect Alliant Partners' fourth quarter revenues to be its highest quarterly revenues since it joined Silicon Valley Bancshares.  Noninterest income was $16.3 million in the third quarter of 2002.

Gross investment gains were $1.3 million for the third quarter of 2003 compared to gross investment losses of $3.8 million for the second quarter, an improvement of $5.2 million.  Gains on the company’s equity investments, net of minority interest, totaled approximately $0.9 million in the third quarter of 2003, compared to a loss of $1.5 million in the second quarter of 2003.

Income from client warrants was $1.5 million in the third quarter of 2003 and we expect warrant gains to be higher in the fourth quarter.  Warrant income for the nine months ended September 30, 2003 was $4.5 million, compared to $1.3 million for the first nine months of 2002.  Silicon Valley Bancshares continues to grow its warrant portfolio in anticipation of future returns and has taken an additional 242 warrants in 2003.  Based on September 30, 2003 market valuations, the company had $5.1 million in potential pre-tax warrant gains.  Silicon Valley Bancshares is restricted from exercising many of these warrants until later in 2003 and 2004.  As of September 30, 2003, Silicon Valley Bancshares directly held 1,844 warrants in 1,360 companies, had made investments in 250 venture capital funds, and had direct equity investments in 19 companies, many of which are private.  Additionally, Silicon Valley Bancshares has made investments in 20 venture capital funds through its fund of funds, SVB Strategic Investors Fund, L.P., and made direct equity investments in 28 companies through its venture capital fund, Silicon Valley BancVentures, L.P.  Silicon Valley Bancshares is typically contractually precluded from taking steps to secure any current unrealized gains associated with many of these equity instruments.  Hence, the amount of income realized by the company from these equity instruments in future periods may vary materially from the current unrealized amount due to fluctuations in the market prices of the underlying common stock of these companies.  However, because of the potential for growth, income from the disposition of client warrants is a key component of Silicon Valley Bancshares’ long-term strategy.

Expenses

Noninterest expense totaled $48.8 million in the third quarter of 2003, down from $67.2 million in the second quarter of 2003. Noninterest expense for the second quarter of 2003 included a $17.0 million non-cash SFAS 142 goodwill impairment charge.  In the third quarter of 2003, the company experienced a significant reduction in professional services fees due to the recovery of legal fees associated with the settlement of the remaining film loan litigation.  The compensation expense increase was primarily due to higher incentive compensation accrual related to the improving level of performance.  Noninterest expense increased $2.7 million from the third quarter of 2002.  Return on average equity was 16.0 percent in the third quarter of 2003, compared to (0.4) percent in the second quarter of 2003 and 8.2 percent in the third quarter of 2002.  The SFAS No. 142 charge impacted the second quarter return on average equity by 8.5 percentage points.  For the third quarter of 2003, return on average assets was 1.7 percent, compared to (0.1) percent in the second quarter of 2003, and an increase of 0.3 percent from 1.4 percent in the third quarter of 2002.

Credit Quality

Continuing the company’s established trend of strong credit quality, NPLs decreased to $12.6 million or 0.7 percent of total gross loans at September 30, 2003.  This is down from $16.7 million or 0.8 percent of gross loans at June 30, 2003.  The company’s aggressive management of charge-offs and NPLs allowed it to reduce the allowance for loan losses to $67.5 million, or 3.5 percent of total gross loans and 536.2 percent of NPLs at September 30, 2003.  This compares to $69.5 million, or 3.5 percent of total gross loans and 416.8 percent of NPLs at June 30, 2003.  At September 30, 2002, the allowance for loan losses totaled $73.8 million or 3.9 percent of total gross loans and 363.4 percent of NPLs.  The company experienced $5.4 million in net recoveries in the third quarter and a $(7.4) million provision for loan losses.  Gross charge-offs for the 2003 third quarter totaled $3.4 million.

Stock Buyback Program and Stockholders’ Equity

As of September 30, 2003 the company had repurchased 4.5 million shares totaling $113.2 million, pursuant to the stock repurchase program of up to $160 million, authorized by the board of directors in the second quarter of 2003. During the second quarter of 2003, the company entered into an accelerated stock repurchase agreement (ASR), which was completed in the third quarter of 2003.  Under this ASR program, the Company repurchased 3.2 million shares of common stock totaling $79.9 million.  (For terms of the ASR, see “Item 8. Consolidated Financial Statements and Supplementary Data – Note 15 to the Consolidated Financial Statements – Common Stock Repurchases” in our 2002 Annual Report on Form 10-K, as filed with the SEC.)

Stockholders’ equity totaled $455.1 million at September 30, 2003, an increase of $23.0 million compared to $432.1 million at June 30, 2003.  Stockholders’ equity primarily increased as a result of the company’s earnings and exercises of stock options.  Both Silicon Valley Bancshares and Silicon Valley Bank’s capital ratios were in excess of regulatory guidelines for classification as a well-capitalized depository institution as of September 30, 2003.

Q4 Guidance

Silicon Valley Bancshares expects fourth quarter 2003 earnings to be between $0.34 and $0.38 per share.  The forecast assumes continued excellent credit quality, slightly higher average loans, deposits remaining at third-quarter levels, a small increase in net interest margin, a significant increase in Alliant revenues, no further changes in the Fed Funds rate, continued equity gains, improved returns on investment securities, and a stable economic environment.  It assumes no further share repurchases.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The company’s senior management has in the past and might in the future make forward-looking statements orally to analysts, investors, the media and others.  Forward-looking statements are statements that are not historical facts.  Broadly speaking, forward-looking statements include:

•                  projections of our revenues, income, earnings per share, balance sheet, cash flows, capital expenditures, capital structure or other financial items

•                  descriptions of strategic initiatives, plans or objectives of our management for future operations, including pending acquisitions

•                  descriptions of products, services and industry sectors

•                  forecasts of venture capital funding levels

•                  expected levels of provisions for loan losses

•                  forecasts of future economic performance

•                  descriptions of assumptions underlying or relating to any of the foregoing

In this release, we make forward-looking statements discussing our management’s expectations about:

•                  future EPS

•                  future performance

•                  our ability to manage future risks

•                  returns and growth of our warrant portfolio

•                  future performance of Alliant Partners

•                  future loan balances, growth and yield

•                  future deposit trends

•                  future stock buybacks

•                  future net interest margin

•                  future equity investment activities

•                  future client private label investment fund balance levels

•                  future provision for loan losses and net charge-offs

•                  future venture capital funding levels

•                  future credit quality

You can identify these and other forward-looking statements by the use of words such as “becoming,” “may,” “will,” “should,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends,” or the negative of such terms, or comparable terminology.  Although management believes that the expectations reflected in these forward-looking statements are reasonable, and it has based these expectations on its beliefs, as well as its assumptions, such expectations may prove to be incorrect.  Actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements.

Factors that may cause the fourth quarter 2003 targets to change include:

•                  adjustments required in the close process

•                  material changes in the state of the economy or the markets served by Silicon Valley Bancshares

•                  material changes in credit quality

•                  material changes in interest rates or market levels.

For information with respect to factors that could cause actual results to differ from the expectations stated in the forward-looking statements, see the text under the caption “Risk Factors” included in page 11 through 16 of our registration statement on Form S-3, as filed with the Securities and Exchange Commission on September 30, 2003 and Item 7A, page 56, of our annual report on Form 10-K dated March 5, 2003.  We urge investors to consider all of these factors carefully in evaluating the forward-looking statements contained in this discussion and analysis.  All subsequent written or oral forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.  The forward-looking statements included in this filing are made only as of the date of this filing.  The company does not intend, and undertakes no obligation, to update these forward-looking statements.

Certain reclassifications have been made to prior years results to conform with 2003 presentations.  Such reclassifications had no effect on the company’s results of operations or stockholders’ equity.

Earnings Conference Call

On October 16, 2003, the company will host a conference call at 2:00 p.m.  (PDT) to discuss the 2003 third quarter financial results.  The conference call can be accessed by dialing (877) 630-8512 and referencing the passcode “Silicon Valley Bank.”  A live Webcast can be accessed at www.svb.com.  A digitized replay of this conference call will be available beginning at approximately 4:30 p.m.  (PDT), on Thursday, October 16, 2003, through 5:00 p.m. (PST), on Sunday, November 16, 2003, by dialing (800) 216-4453.  A replay of the Webcast will also be available on www.svb.com beginning Thursday, October 16, 2003.

About Silicon Valley Bancshares

For 20 years, Silicon Valley Bancshares, a financial holding company offering diversified financial services, has provided innovative solutions to help entrepreneurs succeed.  The company’s principal subsidiary, Silicon Valley Bank, serves emerging growth and mature companies in the technology and life sciences markets, as well as the premium wine industry.  Headquartered in Santa Clara, Calif., the company offers its clients financial products and services including commercial, investment, merchant and private banking, and private equity services, as well as value-added services using its knowledge and networks.  Merger, acquisition, private placement and corporate partnering services are provided through the company’s investment banking subsidiary, Alliant Partners. More information on the company can be found at www.svb.com.

SILICON VALLEY BANCSHARES
CONSOLIDATED FINANCIAL HIGHLIGHTS

CONDENSED STATEMENTS OF INCOME

	For the three months ended			For the nine months ended
(Dollars in thousands, except per share amounts)	September 30, 2003	June 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Interest Income:
Loans	$36,440	$38,134	$39,382	$112,410	$117,359
Investment Securities:
Taxable	10,532	8,557	10,244	29,466	35,846
Non-Taxable	1,575	1,586	1,633	4,757	5,314
Federal Funds Sold and Securities
Purchased Under Agreement to Resell	1,204	1,129	1,251	3,163	2,087
Total Interest Income	49,751	49,406	52,510	149,796	160,606

Interest Expense
Deposits	2,196	2,389	3,848	7,036	12,908
Other Borrowings (1)	1,281	317	476	1,808	1,437
Total Interest Expense	3,477	2,706	4,324	8,844	14,345

Net Interest Income	46,274	46,700	48,186	140,952	146,261
Provision for Loan Losses	(7,449)	1,162	2,630	(2,903)	2,849
Net Interest Income After Provision for Loan Losses	53,723	45,538	45,556	143,855	143,412

Noninterest Income:
Client Investment Fees	5,793	6,034	7,416	18,159	23,828
Corporate Finance Fees	2,737	4,641	1,176	11,522	8,562
Letter of Credit and Foreign Exchange Income	3,419	3,128	4,354	10,050	11,706
Deposit Service Charges	3,567	3,245	2,253	9,688	6,783
Income from Client Warrants	1,518	1,051	443	4,531	1,250
Credit Card Fees	638	988	573	2,672	922
Investment Gains (Losses)	1,317	(3,839)	(2,063)	(7,227)	(6,661)
Other	2,351	2,257	2,111	6,896	5,628
Total Noninterest Income	21,340	17,505	16,263	56,291	52,018

Noninterest Expense:
Compensation and Benefits	32,472	29,272	27,246	93,176	80,995
Impairment of Goodwill	—	17,000	—	17,000	—
Net Occupancy	4,614	4,103	4,459	13,119	15,410
Professional Services	2,378	3,985	4,613	9,802	12,016
Furniture and Equipment	2,654	2,710	2,316	7,558	5,983
Business Development and Travel	1,874	2,296	1,872	5,786	5,928
Data Processing Services	926	1,392	1,199	3,409	2,982
Correspondent Bank Fees	1,075	1,094	754	3,209	2,068
Telephone	707	857	766	2,342	2,368
Tax Credit Fund Amortization	712	716	835	2,143	2,121
Postage and Supplies	590	632	678	1,806	2,253
Trust Preferred Securities Distributions (1)	—	313	334	594	1,905
Other	802	2,833	1,026	6,171	4,405
Total Noninterest Expense	48,804	67,203	46,098	166,115	138,434

Minority Interest	7	2,765	2,300	6,251	5,537
Income (Loss) Before Income Taxes	26,266	(1,395)	18,021	40,282	62,533
Income Tax Expense (Benefit)	8,837	(819)	4,925	13,011	21,092
Net Income (Loss)	$17,429	$(576)	$13,096	$27,271	$41,441

Net Income (Loss) per Common Share – Basic	$0.51	$(0.02)	$0.30	$0.74	$0.92
Net Income (Loss) per Common Share – Diluted	$0.49	$(0.02)	$0.29	$0.72	$0.90

Return on Average Assets	1.7%	(0.1)%	1.4%	0.9%	1.4%
Return on Average Equity	16.0%	(0.4)%	8.2%	7.2%	8.6%
Weighted Average Shares Outstanding	34,204,775	36,735,072	43,993,283	36,660,918	44,848,574
Weighted Average Diluted Shares Outstanding	35,347,674	37,814,221	44,887,973	37,630,695	46,090,888

(1) Adoption of SFAS No. 150 in the third quarter of 2003 resulted in reclassification of TPS distribution expense from noninterest expense to interest expense.

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

	For the three months ended			For the nine months ended
(Dollars in thousands)	September 30, 2003	June 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Net (Loss) Income	$17,429	$(576)	$13,096	$27,271	$41,441

Other Comprehensive Income (Loss), Net of Tax:
Change in Unrealized Gains (Losses) on Available-For-Sale Investments:
Unrealized Holding Gains	2,425	949	3,056	2,296	5,762
Reclassification Adjustment for Gains Included in Net Income	(1,007)	(434)	(322)	(3,067)	(828)
Other Comprehensive Income (Loss)	1,418	515	2,734	(771)	4,934
Comprehensive Income (Loss)	$18,847	$(61)	$15,830	$26,500	$46,375

CONDENSED BALANCE SHEETS

(Dollars in thousands, except par value and per share amounts)	September 30, 2003	June 30, 2003	September 30, 2002
Assets:
Cash and Due from Banks	$229,001	$238,202	$178,459
Federal Funds Sold and Securities Purchased Under Agreement to Resell	476,949	305,609	355,573
Investment Securities	1,522,084	1,663,920	1,322,999
Loans:
Gross Loans	1,924,255	1,977,433	1,897,061
Unearned Income on Loans	(12,323)	(12,633)	(11,354)
Loans, Net of Unearned Income	1,911,932	1,964,800	1,885,707
Allowance for Loan Losses	(67,500)	(69,500)	(73,800)
Net Loans	1,844,432	1,895,300	1,811,907
Premises and Equipment	15,036	15,585	19,380
Goodwill	83,548	83,548	98,638
Accrued Interest Receivable and Other Assets	88,766	92,426	76,643
Total Assets	$4,259,816	$4,294,590	$3,863,599

Liabilities, Minority Interest and Stockholders’ Equity:
Liabilities:
Deposits:
Noninterest-Bearing Demand	$1,875,684	$1,893,707	$1,639,096
NOW	21,586	55,164	18,311
Money Market	1,113,983	1,029,987	859,674
Time	461,073	509,526	578,309
Total Deposits	3,472,326	3,488,384	3,095,390
Short-term Borrowings	9,054	9,264	9,058
Other Liabilities	82,251	115,551	47,632
Long-term Debt	154,377	163,057	17,256
Company Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures (Trust Preferred Securities) (1)	38,731	—	—
Total Liabilities	3,756,739	3,776,256	3,169,336

Company Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures (Trust Preferred Securities) (1)	—	38,718	39,491
Minority Interest	47,971	47,481	32,468
Stockholders’ Equity:
Common Stock, $0.001 Par Value	35	34	43
Additional Paid-In Capital	5,453	1,758	143,897
Retained Earnings	437,428	419,999	464,693
Unearned Compensation	(1,411)	(1,839)	(938)
Accumulated Other Comprehensive Income:
Net Unrealized Gains on Available-for-Sale Investments	13,601	12,183	14,609
Total Stockholders’ Equity	455,106	432,135	622,304
Total Liabilities, Minority Interest and Stockholders’ Equity	$4,259,816	$4,294,590	$3,863,599
Capital Ratios:
Total Risk-Based Capital Ratio	16.7%	14.6%	17.1%
Tier 1 Risk-Based Capital Ratio	11.8%	10.1%	15.9%
Tier 1 Leverage Ratio	9.9%	9.9%	15.0%
Average Stockholders’ Equity as a Percentage of Average Assets (2)	10.5%	13.2%	16.9%
Other Period End Statistics:
Book Value per Share	$13.16	$12.53	$14.48
Full-Time Equivalent Employees	957	980	995
Common Stock Outstanding	34,595,541	34,490,249	42,972,104

(1)

Adoption of SFAS No. 150 in the third quarter of 2003 resulted in a reclassification of TPS to the liabilities section of the Consolidated Balance Sheet.  See the text under the caption “Recent Accounting Pronouncements” in Note 1, “Summary of Significant Accounting Policies,” in the Company’s Form 10-Q for the quarterly period ended June 30, 2003, as filed with the Securities and Exchange Commission.

(2)	Represents quarterly average balances for each respective period.

AVERAGE BALANCES, RATES AND YIELDS

	For the three months ended September 30,
	2003			2002
(Dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-Earning Assets:
Federal Funds Sold and Securities Purchased Under Agreement to Resell (1)	$439,793	$1,204	1.1%	$259,321	$1,251	1.9%
Investment Securities:
Taxable	1,385,622	10,532	3.0	1,167,534	10,244	3.5
Non-taxable (2)	145,607	2,422	6.6	157,044	2,512	6.3
Loans:
Commercial	1,454,103	32,744	8.9	1,554,935	35,841	9.1
Real Estate Construction and Term	98,312	1,709	6.9	100,137	1,688	6.7
Consumer and Other	185,372	1,987	4.3	153,190	1,853	4.8
Total Loans	1,737,787	36,440	8.3	1,808,262	39,382	8.6
Total Interest-Earning Assets	3,708,809	50,598	5.4	3,392,161	53,389	6.2

Cash and Due From Banks	190,769			150,160
Allowance for Loan Losses	(73,042)			(76,895)
Goodwill	83,548			98,628
Other Assets	198,194			199,590
Total Assets	$4,108,278			$3,763,644

Funding Sources:
Interest-Bearing Liabilities:
NOW Deposits	$22,047	25	0.4	$25,259	40	0.6
Regular Money Market Deposits	342,778	435	0.5	253,763	641	1.0
Bonus Money Market Deposits	749,351	945	0.5	584,190	1,475	1.0
Time Deposits	471,197	791	0.7	588,876	1,692	1.1
Short-term Borrowings	9,185	69	3.0	41,475	266	2.5
Long-term Debt	163,100	374	0.9	26,084	210	3.2
Trust Preferred Securities (3)	38,721	838	8.6	—	—	—
Total Interest-bearing Liabilities	1,796,379	3,477	0.8	1,519,647	4,324	1.1
Portion of Noninterest-bearing Funding Sources	1,912,430			1,872,514
Total Funding Sources	3,708,809	3,477	0.4	3,392,161	4,324	0.5

Noninterest-Bearing Funding Sources:
Demand Deposits	1,772,609			1,480,488
Other Liabilities	67,219			56,042
Trust Preferred Securities (3)	—			38,677
Minority Interest	39,170			32,507
Stockholders’ Equity	432,901			636,283
Portion Used to Fund Interest-earning Assets	(1,912,430)			(1,872,514)
Total Liabilities, Minority Interest and Stockholders’ Equity	$4,108,278			$3,763,644

Net Interest Income and Margin		$47,121	5.0%		$49,065	5.7%

Total Deposits	$3,357,982			$2,932,576

(1)	Includes average interest-bearing deposits in other financial institutions of $0 and $7 for the three months ended September 30, 2003 and 2002, respectively.
(2)

Interest income on non-taxable investments is presented on a fully taxable-equivalent basis using the federal statutory rate of 35% in 2003 and 2002.  The tax equivalent adjustments were $847 and $879 for the three months ended September 30, 2003 and 2002, respectively.

(3)

The 8.25% annual distribution to SVB Capital I, which is a special-purpose trust formed for the purpose of issuing the trust preferred securities (TPS), was recorded as a component of noninterest expense prior to adoption of SFAS No. 150.  Adoption of SFAS No. 150 in the third quarter of 2003 resulted in: (1) a reclassification of TPS to the interest-bearing liabilities section of the Consolidated Average Balance Sheet, and (2) TPS distribution expense to be classified as interest expense on the Consolidated Statements of Income.

CREDIT QUALITY

(Dollars in thousands)	September 30, 2003	June 30, 2003	September 30, 2002
Nonperforming Assets:
Loans Past Due 90 days or More	$—	$—	$6
Nonaccrual Loans	12,589	16,674	20,300
Total Nonperforming Assets	$12,589	$16,674	$20,306

Nonperforming Loans as a Percentage of Total Gross Loans	0.7%	0.8%	1.1%
Nonperforming Assets as a Percentage of Total Assets	0.3%	0.4%	0.5%

Allowance for Loan Losses	$67,500	$69,500	$73,800
As a Percentage of Total Gross Loans	3.5%	3.5%	3.9%
As a Percentage of Nonaccrual Loans	536.2%	416.8%	363.5%
As a Percentage of Nonperforming Loans	536.2%	416.8%	363.4%